UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 23, 2016

BOSTON THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54586	27-0801073
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

354 Merrimack Street, #4, Lawrence, MA 01843
(Address of principal executive offices) (zip code)

(603) 935-9799
(Registrant's telephone number, including area code)

Copies to:
Stephen M. Fleming
Fleming PLLC
49 Front Street, Suite 206
Rockville Centre, New York 11570
Phone: (516) 833-5034
Fax: (516) 977-1209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers

On November 23, 2016, Carl W. Rausch was appointed by Boston Therapeutics, Inc. (the "Company") to serve as a director of the Company.  Mr. Rausch is the Chief Executive Officer of the Company.

There is no understanding or arrangement between Mr. Rausch and any other person pursuant to which he was appointed as director.  Mr. Rausch does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or an executive officer.  Mr. Rausch has not had direct or indirect material interest in any transaction or proposed transaction, in which the Company was or is a proposed participant, exceeding $120,000 except as set forth below.  On August 12, 2016, the Company entered into an Employment Agreement with Carl W. Rausch pursuant to which Mr. Rausch was engaged as the Chief Executive Officer of the Company for a period of three years.  Mr. Rausch will initially be located in Hong Kong but is expected to relocate to the United States within six months.  Mr. Rausch received a signing bonus of $60,000 and an annual salary of $224,000, which will be increased to $264,000 upon Mr. Rausch relocating to the United States.  Further, upon the Company being listed on a national exchange, Mr. Rausch's salary will be increased by $20,000.  The Company granted Mr. Rausch a Stock Option (the "Rausch Option") to acquire an aggregate of 6,000,000 shares of common stock of the Company, exercisable for five (5) years, subject to vesting.  The Rausch Option shall be earned and vested in three equal tranches of 2,000,000 upon the Company the Company raising $1,000,000 in financing, the Company raising $5,000,000 in financing and the Company entering into a significant corporate alliance for substantial marketing and selling of the Company's product portfolio.  The initial tranche shall be exercisable at $0.20 per share, the second tranche will be $0.40 per share and the third tranche shall be $0.60 per share, which such vesting is subject to Mr. Rausch's continued employment as an executive with the Company as of the vesting date.  In addition, as additional consideration for Mr. Rausch's commitment to the Company, the stock options previously granted to Mr. Rausch have been amended to provide an expiration date of August 12, 2026 and such options shall be considered fully vested.  Mr. Rausch shall be entitled to certain raises and milestones subject to the achievement of certain milestones to be agreed upon.  In the event the Employment Agreement is terminated prior to the expiration of the term by the Company without cause or by Mr. Rausch with good reason, the Company shall pay Mr. Rausch an amount equal to Mr. Rausch's accrued but unpaid base salary and earned but unpaid bonus prior to the termination date, reimbursement for any reimbursable business expenses and Mr. Rausch's salary for a period of one year.

 From 2008 to present, Mr. Rausch has served as an independent consultant for biopharmaceutical industrial clients, university based development facilities and contract research organizations for preclinical and clinical strategic management of investigative biological materials for registration with the European Medicines Agency and the US Food and Drug Administration. From 2006 to 2008, Mr. Rausch was a principal with Biotechnology Partners, which provided advisory services to biotechnology clients. Mr. Rausch served as the Vice Chairman and Chief Technical Officer of Biopure Corporation ("Biopure") from 2002 to 2005. Mr. Rausch cofounded Biopure in 1984. From 1984 until 2002, Mr. Rausch served as Chairman and Chief Executive Officer. Following Mr. Rausch's resignation as Chief Executive Officer of Biopure, the SEC filed a Complaint against, Biopure, other senior management and Mr. Rausch. However, on September 24, 2005, simultaneously a settlement with final judgment was entered with Mr. Rausch only. Without admitting or denying the allegations of the Complaint, Mr. Rausch and the SEC settled with an agreement to avoid any future violations of Section 13(a) of the Securities Exchange Act of 1934 and Rules 12b-20, 13a-11 and 13a-13 thereunder and to pay a civil penalty of $40,000 in installments. Prior to Biopure's founding, Mr. Rausch was Vice President, Preparative and Process, at Millipore Corporation. He holds an M.S. degree in chemical engineering from the Massachusetts Institute of Technology and holds an M.S. degree in medical engineering and a B.S. degree in chemical engineering from Tufts University.

The foregoing information is a summary of each of the agreements involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of those agreements, each of which is attached an exhibit to this Current Report on Form 8-K.  Readers should review those agreements for a complete understanding of the terms and conditions associated with this transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOSTON THERAPEUTICS, INC.

Date: December 1, 2016	By:/s/ Carl Rausch
Name: Carl Rausch
Title: Chief Executive Officer